EXHIBIT 99.1

Circle Star Energy Receives Funding For Previously Announced Drilling Commitment

FORT WORTH, TX – (November 27, 2012) – Circle Star Energy Corp. (OTCBB: CRCL) announces that funding for drilling in Northwest Kansas has been received and drilling operations for their initial well is planned to commence by December 10, 2012.

Jeff Johnson, CRCL CEO commented, “Circle Star Energy has been looking forward to these next phases of drilling operations.  We are extremely pleased to have drilling funds in hand and look forward to drilling our first well in Kansas.”

CRCL’s plans for its initial well is to drill to 4,200 feet and test the Arbuckle, Kansas-Lansing and other formations that are productive in Trego County, an area known for its history of oil production which has cumulatively produced 66,787,369 bbls to date (according to the Kansas Geological Survey).  CRCL will own a 25% working interest and a corresponding 20% net revenue interest until payout at which time CRCL’s interest will convert to a 43.75% working interest and a 35% net revenue interest.

About Circle Star Energy Corp.

Circle Star Energy Corp. is a performance-driven exploration & production company that is developing exposure to high-impact, large scale oil & gas plays via operated and non-operated positions; while establishing and building a base of low-risk, solid return and operated working interests.

CRCL is continuing its efforts in expanding its exposure in Northwest Kansas, which is also being pursued by other energy industry participants such as Chesapeake Energy Corp. (NYSE: CHK), Encana Corp. (NYSE: ECA), SandRidge Energy Inc. (NYSE: SD) and Apache Corp. (NYSE: APA).

For more information on CRCL’s unconventional resources initiative, please visit http://www.circlestarenergy.com/investors/stock-information.

For further information, news and updates, visit Circle Star Energy:

●	Follow us on Twitter: @crcl_energy

●	Like us on Facebook: www.facebook.com/CircleStarEnergy

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the timing for drilling operations to commence, the depth of drilling, our use of proceeds, expectations related to our vision and strategy and our plans for growth and increase of shareholder value. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties with drilling new wells, the uncertainties associated with new business opportunities and development stage companies and the possibility that certain acquisitions will not close or that the payout will not occur. These forward-

looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission. Although the Company has attempted to identify important factors that could cause the use of proceeds to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended.  Except as required by law, the Company assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information please contact:.

Circle Star Energy Corp.
7065 Confederate Park Road, Suite 102
Fort Worth, Texas 76108
Phone: +1 (817) 744-8502
Email: info@circlestarenergy.com
Web: www.circlestarenergy.com